Exhibit 5.1

Our Ref	RDS/763360-000001/24477230v3
Direct tel	+852 2971 3046
Email	richard.spooner@maples.com

China Natural Resources, Inc. Room 2205, 22/F, West Tower, Shun Tak Centre 168-200 Connaught Road Central Sheung Wan, Hong Kong

19 July 2022

Dear Sir or Madam

China Natural Resources, Inc. (the "Company")

We have acted as British Virgin Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on 19 July 2022 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended (the "Securities Act"), of 8,100,000 common shares, of no par value, in the capital of the Company (the "Shares"), issuable by the Company pursuant to the Company's 2014 Equity Compensation Plan (the "Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the memorandum and articles of association of the Company registered with the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 16 January 2014 (the "Memorandum and Articles"), the minutes of the meeting of the board of directors of the Company held on 20 June 2014 (the "Minutes"), the written resolutions of the board of directors of the Company passed on 14 July 2022 (the "Resolutions").

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.	When issued and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the BVI Business Companies Act (As Revised) (the "Act"), the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the above opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the certificate from a director of the Company, a copy of which is attached as Annexure A. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non- British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out above, and (e) upon the issue of any Shares, the Company will receive consideration which shall be not less than the amount to be credited for the issue of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Annexure A

Director's Certificate

July 19, 2022

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

China Natural Resources, Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of British Virgin Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.
2	The Resolutions were signed by all the directors of the Company in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect.
3	The shareholders of the Company have not restricted or limited the powers of the directors in any way.
4	There is nothing contained in the minute book or corporate records of the Company which would or might affect the opinions set out in the Opinion.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Wong Wah On Edward
Name:	Wong Wah On Edward
Title:	Director